Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Contacts for Edwards Lifesciences	Contacts for 3F Therapeutics, Inc.
Media: Barry R. Liden, 949-250-5070	Walter A. Cuevas, 949-380-9333
Investors: David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES AND 3F THERAPEUTICS RESTRUCTURE
DEVELOPMENT AND SUPPLY AGREEMENTS

IRVINE, Calif., June 2, 2005 – Edwards Lifesciences Corporation (NYSE: EW), the world leader in heart valve technologies, and 3F Therapeutics, Inc., a privately held medical device company, announced they have restructured the development and supply agreements between Percutaneous Valve Technologies, Inc. (PVT) and 3F Therapeutics that were established before Edwards’ acquisition of PVT in early 2004.  PVT was an early-stage company engaged in the development of a catheter-based (or percutaneous) heart valve.

Under the terms of the new agreements, Edwards will pay 3F Therapeutics $25 million and will obtain the right to self-manufacture all components of its percutaneous heart valves and to apply the entire array of Edwards’ capabilities and materials, including its PERIMOUNT heart valve technology, to those products.  Edwards may also apply any technologies developed for its percutaneous program in all other applications and is free to market any of these products.  3F Therapeutics will have co-exclusive royalty-bearing licenses to select Edwards patents related to minimally-invasive, beating heart, surgical valve replacement and venous valve systems aimed at tricuspid valve regurgitation associated with congestive heart failure.  Edwards expects to take the majority of the $25 million as a special charge in the current quarter.

“Our percutaneous heart valve programs continue to make significant progress,” said Stanton J. Rowe, Edwards’ corporate vice president, Percutaneous Valve

Interventions.  “These agreements will further support that progress by clarifying Edwards’ ability to freely incorporate our significant research and manufacturing capabilities into future generations of heart valve products.  This arrangement represents just the latest demonstration of our commitment to continue leading innovation in all heart valve therapies.”

“We are pleased to complete the restructuring of these agreements, which provide for a continued access to the intellectual property required in surgical, beating heart valve replacement products based on the 3F Aortic Bioprosthesis™, model 1000. In addition, the restructuring of this agreement will provide 3F Therapeutics with a significant source of new capital, enabling us to achieve our clinical development and operating goals,” said Walter A. Cuevas, president and CEO of 3F Therapeutics. “This transaction also frees up human resources within 3F that were previously dedicated to manufacturing Edwards products,” concluded Mr. Cuevas.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.Edwards.com.

About 3F Therapeutics

3F Therapeutics, Inc., (3F) located in Lake Forest, Calif., is a privately held company formed to develop, manufacture and market innovative devices for the cardiac surgeon.  3F Therapeutics’ patented technologies, based on a tubular valve concept, lend themselves to minimally invasive surgery (MIS) and will be applicable to both aortic and mitral valve replacement.  3F’s focus on the cardiac surgeon is based on the belief that the vast majority of heart valve replacement procedures will continue to be performed by the cardiac surgeon in the operating room. For more information on 3F, visit the web site at www.3ftherapeutics.com.

Edwards is a trademark of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT, and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the U.S. Patent and Trademark Office.

This news release includes forward-looking statements that involve risks and uncertainties including those related to the success of preclinical and clinical studies of percutaneous heart valve replacement, the opportunity for, and the potential size of, the catheter-based heart valve repair and replacement market, the ability of this transaction to further strengthen the company’s global leadership and, more generally, other risks detailed in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from the forward-looking statements.